Exhibit 99.1

NEWS RELEASE

Nabors Announces the Repurchase of approximately $250 million of its Common Shares

HAMILTON, Bermuda, September 11, 2014 — Nabors Industries Ltd. (NYSE:NBR) today announced it will purchase 10.375 million of its common shares from UBS Investment Bank at $24.10 per share, for a total aggregate amount of approximately $250 million.  The shares represent approximately 40% of the position previously held by Pamplona Capital Management.

Tony Petrello, Nabors’ Chairman, President & CEO, commented, “I am pleased that we have had the opportunity to buy back a significant block of our shares at a compelling price. The transaction is accretive to current earnings per share and is consistent with our stated goal of increasing returns to our long-term shareholders. Our Board of Directors has recognized the value inherent in this opportunity by readily authorizing the repurchase.”

Petrello also stated, “I have appreciated the presence of Alex Knaster and the Pamplona management as major shareholders during the past two years and thank them for their valuable input and support.”

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About Nabors

The Nabors companies own and operate approximately 496 land drilling rigs throughout the world and approximately 544 land workover and well servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 36 platform rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 800,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems.   Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

MEDIA CONTACT:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

SOURCE: Nabors Industries Ltd.